EXHIBIT 12.1


                    CHEVY CHASE PREFERRED CAPITAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (in thousands. except ratio)



                                            Year Ended           Period Ended
                                            December 31,         December 31,
                                               1997                  1996 1
                                           -------------         -------------
Net income                                  $   21,628            $    1,832

Fixed charges                                     -                       -

Earnings before fixed charges               $   21,628            $    1,832

Fixed charges, as above                     $     -               $     -

Preferred stock dividend requirements           15,563                 1,254

Fixed charges including preferred stock
 dividends                                  $   15,563            $    1,254

Ratio of earnings to fixed charges and
 preferred stock dividend requirements            1.39                  1.46

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1 For the period from inception (November 5, 1996) through December 31, 1996.


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